[Form of Tax Opinion]
Exhibit (12)(a)(v)
                    , 2005
Goldman Sachs Variable Insurance Trust
71 South Wacker Drive
Suite 500
Chicago, Illinois 60606
Allmerica Investment Trust
440 Lincoln Street
Worcester, Massachusetts 01653
Ladies and Gentlemen:
          We have acted as counsel to Goldman Sachs Growth Opportunities Fund, Goldman Sachs Equity Index Fund, Goldman Sachs Government Income Fund, Goldman Sachs Core Fixed Income Fund, and Goldman Sachs Money Market Fund, each a series of Goldman Sachs Variable Insurance Trust (the “Goldman Trust”) (each, a “GSVIT Fund” and collectively, the “GSVIT Funds”), in connection with the transfer of all of the assets and liabilities of the Allmerica Select Capital Appreciation Fund, Allmerica Equity Index Fund, Allmerica Government Bond Fund, Allmerica Select Invest Grade Income Fund and Allmerica Money Market Fund, each a series of the Allmerica Investment Trust (the “Allmerica Trust”) (each, an “Allmerica Fund and collectively, the “Allmerica Funds”), to each corresponding GSVIT Fund in exchange for shares of the corresponding GSVIT Fund, followed by the distribution by each Allmerica Fund to its shareholders of the GSVIT Fund shares (collectively, the “Reorganization”), pursuant to the Agreement and Plan of Reorganization by and between the Goldman Trust and the Allmerica Trust (the “Agreement”). You have asked for our opinion as to certain Federal income tax consequences of the Reorganization as required by Section 6.3 of the Agreement. (All capitalized terms used but not otherwise defined in this letter shall have the meanings ascribed to them in the Agreement.)
          For purposes of this opinion, we have reviewed the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:
          (i) The Reorganization will be completed in the manner set forth in the Agreement and in the Registration Statement on Form N-14 of the Goldman Trust to which a form of this opinion has been filed as an exhibit (the “Registration Statement”) including the combined Proxy Statement/Prospectus of the Goldman Trust and the Allmerica Trust contained therein (the “Proxy-Prospectus”).

          (ii) The representations contained in the letter of representations from the Goldman Trust and the Allmerica Trust to us, dated as of this date, are true and reliable.
          (iii) Each GSVIT Fund will qualify as a “regulated investment company” under section 851 of the Internal Revenue Code of 1986, as amended (the “Code”) for the current taxable year.
          On the basis of the foregoing, it is our opinion that:
               (1) the Reorganization will constitute five “reorganizations” within the meaning of Section 368(a)(l)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), and each GSVIT Fund and Allmerica Fund will be “a party to a reorganization” within the meaning of Section 368(b) of the Code;
               (2) each Allmerica Fund will recognize no gain or loss (a) upon the transfer of its assets to the corresponding GSVIT Fund in exchange for GSVIT Fund shares and the assumption of liabilities of such Allmerica Fund, or (b) upon the distribution of those shares to the shareholders of such Allmerica Fund;
               (3) each GSVIT Fund will recognize no gain or loss upon the receipt of the assets of the corresponding Allmerica Fund in exchange for GSVIT Fund shares and the assumption of the liabilities of such Allmerica Fund;
               (4) the tax basis in the hands of each GSVIT Fund of each asset of the corresponding Allmerica Fund transferred to such GSVIT Fund in the Reorganization will be the same as the tax basis of that asset in the hands of such Allmerica Fund immediately before the transfer;
               (5) the holding period in the hands of each GSVIT Fund of each asset of the corresponding Allmerica Fund transferred to such GSVIT Fund in the Reorganization will include the period during which that asset was held by the corresponding Allmerica Fund;
               (6) the shareholders of each Allmerica Fund will recognize no gain or loss upon their receipt of shares of the corresponding GSVIT Fund;
               (7) the aggregate tax basis of the GSVIT Fund shares received by each shareholder of the corresponding Allmerica Fund will equal the aggregate tax basis of the Allmerica Fund shares surrendered by that shareholder in the Reorganization;
               (8) the holding periods of the GSVIT Fund shares received by each Allmerica Fund shareholder will include the holding periods of the Allmerica Fund shares surrendered by that shareholder in the Reorganization, provided that the Allmerica Fund shares are held by that shareholder as capital assets on this date;

                (9) each GSVIT Fund will succeed to all other tax attributes of the corresponding Allmerica Fund for Federal income tax purposes; and
               (10) no income, gain or loss will be recognized by the contract holders as a result of the Reorganization.
          The opinions set forth in this letter represent our best legal judgment, but they have no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court concerning the issues. We express no opinion relating to any Federal income tax matter except on the basis of the facts described above, and any changes in those facts could require a reconsideration and modification of such opinion. We also express no opinion regarding tax consequences under foreign, state or local laws. In issuing our opinions, we have relied solely upon existing provisions of the Code, existing and proposed regulations thereunder, and current administrative positions and judicial decisions. Those laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such changes could affect the validity of the opinions set forth above. Also, future changes in Federal income tax laws and the interpretation thereof can have retroactive effect.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “INFORMATION ABOUT THE REORGANIZATION—Federal Income Tax Consequences’’ in the Proxy-Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.
Very truly yours,